THE NEEDHAM FUNDS, INC.
SECOND AMENDMENT TO THE AMENDED AND RESTATED
FUND ACCOUNTING
SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 13th day of November, 2018, to the Amended and Restated Fund Accounting Servicing Agreement, dated as of June 7, 2012 (the "Agreement"), is entered into by and between THE NEEDHAM FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and Fund Services desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE NEEDHAM FUNDS, INC.             U.S. BANCORP FUND SERVICES, LLC

By: __/s/ James W. Giangrasso_________        By: ___/s/ Anita M. Zagrodnik__________

Name:__ James W. Giangrasso________ Name: _ Anita M. Zagrodnik____________

Title:        CFO                    Title: __Senior VP 12/4/18_____________

Exhibit B to the
Amended and Restated Fund Accounting Servicing Agreement

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at November 2018
Annual Fee Based Upon Average Net Assets per Fund Complex*
[ ] basis points on the first $[ ]
[ ]basis points on the next [ ]
[ ]basis points on the balance
Minimum Annual Fee: $[ ] per [ ] Fund complex

▪	Additional fee of $[ ] for each Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund

▪	Advisor Information Source – On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	USBFS Legal Administration (e.g., registration statement update)

▪	CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex
Data Services
Pricing Services

▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$[ ]– CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

▪	$[ ]– Bank Loans

▪	$[ ] – Swaptions

▪	$[ ] – Intraday money market funds pricing, up to [ ] times per day

▪	$[ ]– Credit Default Swaps

▪	$[ ] per Month Manual Security Pricing (>[ ]per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)

▪	$[ ] per Foreign Equity Security per Month

▪	$[ ] per Domestic Equity Security per Month

▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)

▪	$[ ] per security per month for fund administrative data
SEC Modernization Requirements

▪	Form N-PORT – $[ ] per year, per Fund

▪	Form N-CEN – $[ ] per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

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